EXHIBIT 99.1

   ARMSTRONG

                       NYSE Suspends Trading in Armstrong
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LANCASTER, PA (NOVEMBER 8, 2002) Armstrong Holdings, Inc. (AHI) and Armstrong
World Industries, Inc. (AWI) announced today that the New York Stock Exchange, Inc. (NYSE) has determined to suspend trading and pursue delisting AHI's common stock (NYSE: ACK) and of AWI's 9.75% Debentures due April 15, 2008 and 7.45% Senior Quarterly Interest Bonds due October 15, 2038 (NYSE: AKK).

           The NYSE reached its decision following AWI filing its Plan of Reorganization with the U.S. Bankruptcy Court on November 4, 2002. Leonard A. Campanaro, Armstrong Senior Vice President and Chief Financial Officer stated that "Armstrong is disappointed in the Exchange's decision regarding continued listing."

           AHI expects that its common stock will be quoted on the OTC (over-the-counter) Bulletin Board ("OTCBB") within the next several days. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities. Information about the OTCBB may be found on the Internet at www.otcbb.com. In addition, AWI expects that its 9.75% Debentures and 7.45% Senior Quarterly Interest Bonds will also be trading on an alternative market in the near future. Investors should be aware that trading in Armstrong's equity and debt issues through market makers and quotation services may involve different execution from the NYSE. Armstrong intends to issue a press release when such trading commences. However, the initiation of trading is not within the control of Armstrong.

           AHI is the publicly held parent holding company of AWI. AHI became the parent company of AWI on May 1, 2000, following AWI shareholder approval of a plan of exchange under which each share of AWI was automatically exchanged for one share of AHI. AHI was formed for purposes of the share exchange and holds no other significant assets or operations apart from AWI and AWI's subsidiaries. Stock certificates that formerly represented shares of AWI were automatically cnverted into certificates representing the same number of shares of AHI. The publicly held debt of AWI was not affected in the transaction.

           Armstrong is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2001, Armstrong's net sales totaled more than $3 billion. Founded in 1860, Armstrong has approximately 16,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

           This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide the expectations or forecasts with respect to future events of AHI and AWI. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including factors relating to AWI's chapter 11 filing, such as the ultimate size of AWI's asbestos-related and other liabilities and its ability to achieve all required approvals of a plan of reorganization; claims relating to legal, environmental or tax matters discussed in our public filings which may affect the plan; changes in the competitive structures of the markets and economic growth rates in areas of the world where we do business and other risks, uncertainties and factors disclosed in AHI's and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (SEC) which may affect the company's business or financial condition in a way that may affect the plan. We undertake no obligation to update any forward-looking statement.

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MEDIA CONTACT:                                         INVESTOR CONTACT:
--------------                                         -----------------
Tom Burlington                                         Deb Miller
Manager, External                                      Vice President
Corporate Communication                                Corporate Communication
(717) 396-5220                                         (717) 396-5306